Exhibit (k)(10)

STOCK TRANSFER AGENCY AGREEMENT

AGREEMENT, made as of July 19, 2004 by and between ABERDEEN GLOBAL INCOME FUND, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter referred to as the "Customer"), and THE BANK OF NEW YORK, a New York trust company (hereinafter referred to as the "Bank"). Schedule I is deemed a part of this Agreement and all activities contained in Schedule I are subject to the provisions of this Agreement.

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

1.        "Business Day" shall be deemed to be each day on which the Bank is open for business.

2.        "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Bank by the Customer which is signed by any Officer, as hereinafter defined, and actually received by the Bank.

3.        "Officer" shall be deemed to be the Customer's Chief Executive Officer, President, any Vice President, the Secretary, the Treasurer, the Controller, any Assistant Treasurer, and any Assistant Secretary (a) duly authorized by the Board of Directors of the Customer to execute any Certificate on behalf of the Customer and (b) named in a Certificate, as such Certificate may be amended from time to time.

4.        "Opinion of Counsel" shall be deemed to be (1) an opinion of counsel for the Customer, in a form reasonably satisfactory to the Bank, with respect to the validity of the authorized and outstanding Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended ("1933 Act"), and any other applicable law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor), or (2) a letter from counsel for the Customer, in a form reasonably satisfactory to the Bank, permitting the Bank to rely on an opinion of counsel containing such counsel's opinion with respect to the matters indicated in (i) above, to the extent applicable, addressed to the Customer or an underwriter in connection with a transaction that increases or decreases the number of Shares outstanding.

5.        "Shares" shall mean all or any part of each class of the shares of capital stock of the Customer which from time to time are authorized and/or issued by the Customer, with respect to which the Bank is to act hereunder.

ARTICLE II
APPOINTMENT OF BANK

1.        The Customer hereby constitutes and appoints the Bank as its agent to perform the services described herein and as more particularly described in Schedule I attached hereto (the "Services"), and the Bank hereby accepts appointment as such agent and agrees to perform the Services in accordance with the terms hereinafter set forth.

2.        In connection with such appointment, the Customer shall deliver the following documents to the Bank:

            (a)        A certified copy of the Certificate of Incorporation or other document evidencing the Customer's form of organization (the "Charter") and all amendments thereto;

            (b)        A certified copy of the By-Laws of the Customer;

            (c)        A certified copy of a resolution of the Board of Directors of the Customer appointing the Bank to perform the Services and authorizing the execution and delivery of this Agreement;

            (d)         A Certificate signed by the Secretary of the Customer specifying: (i) the number of authorized Shares, (ii) the number of such authorized Shares issued and currently outstanding, and (iii) the names and specimen signatures of all persons duly authorized by the Board of Directors of the Customer to execute any Certificate on behalf of the Customer, as such Certificate may be amended from time to time;

            (e)        A Specimen Share certificate for each class of Shares in the form approved by the Board of Directors of the Customer, together with a Certificate signed by the Secretary of the Customer as to such approval and covenanting to supply a new Certificate and specimen whenever such form shall change;

            (f)        An Opinion of Counsel;

            (g)       A list containing the following information as of _________, 2004: (i) the name, address, social security or taxpayer identification number of each Shareholder, (ii) the number of Shares owned by each Shareholder, (iii) certificate numbers with respect to any certificated Shares held by each Shareholder, and (iv) whether any "stops" have been placed; and

            (h)        An opinion of counsel for the Customer, in a form satisfactory to the Bank, with respect to the due authorization by the Customer and the validity and effectiveness of the use of facsimile signatures by the Bank in connection with the countersigning and registering of Share certificates of the Customer.

3.         The Customer shall furnish the Bank with a sufficient supply of blank Share certificates and from time to time will renew such supply upon request of the Bank. Such blank Share certificates shall be properly signed, by facsimile or otherwise, by Officers of the Customer authorized by law or by the By-Laws to sign Share certificates, and, if required, shall bear the corporate seal or a facsimile thereof.

ARTICLE III
ISSUANCE AND TRANSFER OF SHARES

1.        Prior to the issuance of any additional Shares, and prior to any reduction in the number of Shares outstanding, the Customer shall deliver an Opinion of Counsel to the Bank.

2.        The Bank will issue Share certificates upon receipt of a Certificate from an Officer, but shall not be required to issue Share certificates after it has received from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Bank shall be entitled to rely upon such written notification. The Bank shall not be responsible for the payment of any original issue or other taxes required to be paid by the Customer in connection with the issuance of any Shares.

3.         Shares will be transferred upon presentation to the Bank of Share certificates in form deemed by the Bank properly endorsed for transfer, accompanied by such documents as the Bank deems necessary to evidence the authority of the person making such transfer, and bearing satisfactory evidence of the payment of applicable stock transfer taxes. In the case of small estates where no administration is contemplated, the Bank may, when furnished with an appropriate surety bond, and without further approval of the Customer, transfer Shares registered in the name of the decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by the various states. The Bank reserves the right to refuse to transfer Shares until it is satisfied that the endorsements on Share certificates are valid and genuine, and for that purpose it may require, unless otherwise instructed by an Officer of the Customer, a guaranty of signature by an "eligible guarantor institution" meeting the requirements of the Bank, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Bank in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended. The Bank also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal in good faith to make transfers which the Bank, in its reasonable judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer. The Bank may, in effecting transfers of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Customer shall indemnify the Bank for any act done or omitted by it in good faith in reliance upon such laws.

4.         All certificates representing Shares that are subject to restrictions on transfer (e.g., securities acquired pursuant to an investment representation, securities held by controlling persons, securities subject to stockholders' agreement, etc.), shall be stamped with a legend describing the extent and conditions of the restrictions or referring to the source of such restrictions. The Bank assumes no responsibility with respect to the transfer of restricted securities where counsel for the Customer advises that such transfer may be properly effected.

ARTICLE IV
DIVIDENDS AND DISTRIBUTIONS

1.         The Customer shall furnish to the Bank a copy of a resolution of its Board of Directors, certified by the Secretary or any Assistant Secretary, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Bank on such payment date, or (ii) authorizing the declaration of dividends and distributions on a periodic basis and authorizing the Bank to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

2.         Prior to the payment date specified in such Certificate or resolution, as the case may be, the Customer shall, in the case of a cash dividend or distribution, pay to the Bank an amount of cash, sufficient for the Bank to make the payment, specified in such Certificate or resolution, to the shareholders of record as of such payment date. The Bank will, upon receipt of any such cash, (i) in the case of shareholders who are participants in a dividend reinvestment and/or cash purchase plan of the Customer, reinvest such cash dividends or distributions in accordance with the terms of such plan, and (ii) in the case of shareholders who are not participants in any such plan, make payment of such cash dividends or distributions to the shareholders of record as of the record date by mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address. The Bank shall not be liable for any improper payment made in accordance with a Certificate or resolution described in the preceding paragraph. If the Bank shall not receive sufficient cash prior to the payment date to make payments of any cash dividend or distribution pursuant to subsections (i) and (ii) above to all shareholders of the Customer as of the record date, the Bank shall, upon notifying the Customer, withhold payment to all shareholders of the Customer as of the record date until sufficient cash is provided to the Bank.

3.         It is understood that the Bank shall in no way be responsible for the determination of the rate or form of dividends or distributions due to the shareholders.

4.         It is understood that the Bank shall file such appropriate information returns concerning the payment of dividends and distributions with the proper federal, state and local authorities as are required by law to be filed by the Customer but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent required of it by applicable law.

ARTICLE V
CONCERNING THE CUSTOMER

1.        The Customer shall promptly deliver to the Bank written notice of any change in the Officers authorized to sign Share certificates, Certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Bank may issue such Share certificates as the Share certificates of the Customer notwithstanding such death, resignation or removal, and the Customer shall promptly deliver to the Bank such approvals, adoptions or ratifications as may be required by law.

2.        Each copy of the Charter of the Customer and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of incorporation, and if such Charter and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Bank. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Customer, shall be certified by the Secretary or an Assistant Secretary of the Customer under the corporate seal.

3.        Customer hereby represents and warrants:

            (a)         It is a corporation duly organized and validly existing under the laws of Maryland.

            (b)        It is a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

            (c)        This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of Customer. The execution, delivery and performance of this Agreement by Customer do not and will not violate any applicable law or regulation and do not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect.

            (d)        All Shares issued and outstanding as of the date of this Agreement were issued pursuant to an effective registration statement under the 1933 Act, or were subject to an exemption from the regulatory requirements of the 1933 Act. Any Shares issued after the date hereof will be issued pursuant to an effective registration under the 1933 Act, or such Shares will be subject to an exemption from the registration requirements of the 1933 Act. Additionally, all appropriate state securities law filings have been made with respect to Shares currently issued and outstanding as of the date of this Agreement or will be made with respect to Shares to be issued after the date hereof. Any information to the contrary will result in immediate notification to the Bank.

            (e)        All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Customer's Charter and By-Laws and the registration statements with respect to those Shares, such Shares, when issued, shall be validly issued, fully paid and non-assessable.

ARTICLE VI
CONCERNING THE BANK

1.        The Bank represents and warrants to the Customer that:

            (a)        It is a New York banking association with trust powers existing and in good standing under the laws of the State of New York.

            (b)        This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Bank. The execution, delivery and performance of this Agreement by the Bank do not and will not violate any applicable law or regulation and do not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect.

            (c)        It will maintain its registration as a transfer agent as provided in Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the "1934 Act"), and shall comply with all applicable provisions of Section 17A of the 1934 Act and the rules promulgated thereunder, as may be amended from time to time, including rules relating to record retention.

            (d)        It shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule I in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act, and the rules thereunder. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Customer and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Customer on and in accordance with its request.

            (e)        It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

2.         The Bank shall not be liable and shall be fully protected in acting upon any oral instruction, writing or document reasonably believed by it to be genuine and to have been given, signed or made by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from an Officer of the Customer. It shall also be protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the duly authorized Officer or Officers of the Customer and the proper countersignature of the Bank.

3.         The Bank may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates as it may deem advisable and consistent with such rules and regulations generally adopted by bank transfer agents.

4.         The Bank may keep such records as it deems advisable but not inconsistent with resolutions adopted by the Board of Directors of the Customer. The Bank may deliver to the Customer from time to time at its discretion, for safekeeping or disposition by the Customer in accordance with law, such records, papers, and Share certificates which have been cancelled in transfer or exchange and other documents accumulated in the execution of its duties hereunder as the Bank may deem expedient, other than those which the Bank is itself required to maintain pursuant to applicable laws and regulations, and the Customer shall assume all responsibility for any failure thereafter to produce any record, paper, cancelled Share certificate or other document so returned, if and when required. The records maintained by the Bank pursuant to this paragraph which have not been previously delivered to the Customer pursuant to the foregoing provisions of this paragraph shall be considered to be the property of the Customer, shall be made available upon request for inspection by the Officers, employees and auditors of the Customer, and shall be delivered to the Customer upon request and in any event upon the date of termination of this Agreement, as specified in Article VII of this Agreement, in the form and manner kept by the Bank on such date of termination or such earlier date as may be requested by the Customer.

5.         The Bank may employ agents or attorneys-in-fact at the expense of the Customer, and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of its agents or attorneys-in-fact, so long as the Bank acts in good faith and without negligence or willful misconduct in connection with the selection of such agents or attorneys-in-fact.

6.         The Bank shall only be liable for any loss or damage arising out of its own negligence or willful misconduct of its duties under this Agreement; provided, however, that the Bank shall not be liable for any indirect, special, punitive or consequential damages.

7.         The Customer shall indemnify and hold harmless the Bank from and against any and all claims (whether with or without basis in fact or law), costs, demands, expenses and liabilities, including reasonable attorney's fees, which the Bank may sustain or incur or which may be asserted against the Bank except for any liability which the Bank has assumed pursuant to the immediately preceding section. The Bank shall be deemed not to have acted with negligence and not to have engaged in willful misconduct by reason of or as a result of any action taken or omitted to be taken by the Bank without its own negligence or willful misconduct in reliance upon (i) any provision of this Agreement, (ii) any instrument, order or Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Customer, (iii) any Certificate or other instructions of an Officer, (iv) any opinion of legal counsel for the Customer or the Bank, or (v) any law, act, regulation or any interpretation of the same effective at the time of such reliance. Nothing contained herein shall limit or in any way impair the right of the Bank to indemnification under any other provision of this Agreement.

8.         Specifically, but not by way of limitation, the Customer shall indemnify and hold harmless the Bank from and against any and all claims (whether with or without basis in fact or law), costs, demands, expenses and liabilities, including reasonable attorney's fees, of any and every nature which the Bank may sustain or incur or which may be asserted against the Bank in connection with the genuineness of a Share certificate, the Bank's due authorization by the Customer to issue Shares and the form and amount of authorized Shares.

9.         If an action, claim or legal proceeding (collectively "Proceeding") shall be brought or asserted against the Bank in respect of which indemnity may be sought by the Bank pursuant to the preceding paragraph, the Bank shall promptly (and in no event more than ten (10) days after receipt of notice of such Proceeding) notify the Customer of such Proceeding. The failure of the Bank to so notify the Customer shall not impair the Bank's ability to seek indemnification from the Customer (but only for costs, expenses and liabilities incurred after such notice) unless such failure adversely affects the Customer's ability to adequately oppose or defend such Proceeding. Upon receipt of such notice from the Bank, the Customer shall be entitled to participate in such Proceeding and, to the extent that it shall so desire and provided no conflict of interest exists as specified in subparagraph (b) below or there are no other defenses available to the Bank as specified in subparagraph (d) below, to assume the defense thereof with counsel reasonably satisfactory to the Bank (in which case all attorney's fees and expenses shall be borne by the Customer) and the Customer shall in good faith defend the Bank. The Bank shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by the Bank unless (a) the Customer agrees in writing to pay such fees and expenses, (b) the Bank shall have reasonably and in good faith concluded that there is a conflict of interest between the Customer and the Bank in the conduct of the defense of such action, which the parties are not willing to waive, (c) the Customer fails, within ten (10) days prior to the date the first response or appearance is required to be made in such Proceeding, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Bank, or (d) there are legal defenses available to the Bank that are different from or are in addition to those available to the Customer.

10.         The Bank shall not incur any liability hereunder if by reason of any act of God or war or other circumstances beyond its control, it, or its employees, officers or directors shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of this Agreement it is provided shall be done or performed or by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of this Agreement it is provided shall or may be done or performed, provided that the Bank maintains and implements a disaster recovery plan designed to comply with applicable banking regulations.

11.         At any time the Bank may apply to an Officer of the Customer for written instructions with respect to any matter arising in connection with the Bank's duties and obligations under this Agreement, and the Bank shall not be liable for any action taken or omitted to be taken by the Bank in good faith in accordance with such instructions. Such application by the Bank for instructions from an Officer of the Customer may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written instructions in response to such application specifying the action to be taken or omitted. The Bank may consult counsel to the Customer or its own counsel, at the reasonable expense of the Customer, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

12.         When mail is used for delivery of non-negotiable Share certificates, the value of which does not exceed the limits of the Bank's Blanket Bond, the Bank shall send such non-negotiable Share certificates by first class mail, and such deliveries will be covered while in transit by the Bank's Blanket Bond. Non-negotiable Share certificates, the value of which exceed the limits of the Bank's Blanket Bond, will be sent by insured registered mail. Negotiable Share certificates will be sent by insured registered mail. The Bank shall advise the Customer of any Share certificates returned as undeliverable after being mailed as herein provided for.

13.         The Bank may issue new Share certificates in place of Share certificates represented to have been lost, stolen or destroyed upon receiving instructions in writing from an Officer and indemnity satisfactory to the Bank. Such instructions from the Customer shall be in such form as approved by the Board of Directors of the Customer in accordance with applicable law or the By-Laws of the Customer governing such matters. If the Bank receives written notification from the owner of the lost, stolen or destroyed Share certificate within a reasonable time after he has notice of it, the Bank shall promptly notify the Customer and shall act pursuant to written instructions signed by an Officer. If the Customer receives such written notification from the owner of the lost, stolen or destroyed Share certificate within a reasonable time after he has notice of it, the Customer shall promptly notify the Bank and the Bank shall act pursuant to written instructions signed by an Officer. The Bank shall not be liable for any act done or omitted by it pursuant to the written instructions described herein. The Bank may issue new Share certificates in exchange for, and upon surrender of, mutilated Share certificates.

14.         The Bank will issue and mail subscription warrants for Shares, Shares representing stock dividends, exchanges or splits, or act as conversion agent upon receiving written instructions from an Officer and such other documents as the Bank may deem necessary.

15.         The Bank will supply shareholder lists to the Customer from time to time upon receiving a request therefor from an Officer of the Customer.

16.         The Bank agrees that all books, records, information and data pertaining to the business of the Customer or its prior, present or potential shareholders which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, shall be used only for the purposes contemplated by this Agreement, and shall not be voluntarily disclosed to any other person, except as may be requested by a governmental entity or as may be required by law or which the Bank deems in its sole discretion to be necessary for the performance of the services (including provision of such information to agents of the Bank such as auditors and attorneys on a need to know basis). The foregoing shall not apply to information which (a) is in the public domain at the time of the disclosure, (b) becomes known to the Bank from a third party without restriction, (c) is independently developed by the Bank, or (d) is approved for release by written authorization of the Customer. In case of any requests or demands for the inspection of the shareholder records of the Customer, the Bank will notify the Customer and endeavor to secure instructions from an Officer as to such inspection. The Bank reserves the right, however, to exhibit the shareholder records to any person whenever it is advised by its counsel that there is a reasonable likelihood that the Bank will be held liable for the failure to exhibit the shareholder records to such person.

17.         At the request of an Officer, the Bank will address and mail such appropriate notices to shareholders as the Customer may direct.

18.          Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

                (a)        The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Customer to request such issuance, sale or transfer;

                (b)        The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Customer to request such purchase;

                (c)        The legality of the declaration of any dividend by the Customer, or the legality of the issue of any Shares in payment of any stock dividend; or

                (d)        The legality of any recapitalization or readjustment of the Shares.

19.         The Bank shall be entitled to receive and the Customer hereby agrees to pay to the Bank for its performance hereunder (i) reasonable and documented out-of-pocket expenses (including reasonable legal expenses and reasonable attorney's fees) incurred in connection with this Agreement and its performance hereunder, and (ii) the compensation for services as set forth in Schedule I.

20.         The Bank shall not be responsible for any money, whether or not represented by any check, draft or other instrument for the payment of money, received by it on behalf of the Customer, until the Bank actually receives and collects such funds.

21.         The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement.

ARTICLE VII
TERMINATION

Either of the parties hereto may terminate this Agreement, except as otherwise provided in this Article VII, by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. In the event such notice is given by the Customer, it shall be accompanied by a copy of a resolution of the Board of Directors of the Customer, certified by its Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents. In the event such notice is given by the Bank, the Customer shall, on or before the termination date, deliver to the Bank a copy of a resolution of its Board of Directors certified by its Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Customer, the Bank may designate a successor transfer agent. If the Customer fails to designate a successor transfer agent and if the Bank is unable to find a successor transfer agent, the Customer shall, upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Bank shall thereafter be relieved of all duties and responsibilities hereunder, provided, however, that in such event, the date of termination shall be not less than 120 days after the customer's receipt of such notice. Upon termination hereof, the Customer shall pay to the Bank such compensation as may be due to the Bank as of the date of such termination, and shall reimburse the Bank for any reasonable and documented disbursements and expenses made or incurred by the Bank and payable or reimbursable hereunder. The Bank shall, promptly upon such termination, transfer all records and shall cooperate in the transfer of such duties and responsibilities.

ARTICLE VIII
MISCELLANEOUS

1.        The indemnities and confidentiality provisions contained herein shall be continuing obligations of the Customer, its successors and assigns, notwithstanding the termination of this Agreement.

2.         Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Customer shall be sufficiently given if addressed to the Customer and mailed or delivered to it at 300 SE 2nd Street, Suite 820, Ft. Lauderdale, FL 33301 or at such other place as the Customer may from time to time designate in writing.

3.         Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Bank shall be sufficiently given if addressed to the Bank and mailed or delivered to it at its office at 101 Barclay Street (11E), New York, New York 10286 or at such other place as the Bank may from time to time designate in writing.

4.         This Agreement may not be amended or modified in any manner except by a written agreement duly authorized and executed by both parties. Any duly authorized Officer may amend any Certificate naming Officers authorized to execute and deliver Certificates.

5.         This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party, and provided, further, that any reorganization, merger, consolidation, or sale of assets, by the Bank shall not be deemed to constitute an assignment of this Agreement, provided that the surviving entity is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act and is qualified to perform all duties required under this Agreement.

6.         This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

7.         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts, together, shall constitute only one instrument.

8.         The provisions of this Agreement are intended to benefit only the Bank and the Customer, and no rights shall be granted to any other person by virtue of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

Attest:	ABERDEEN GLOBAL INCOME FUND, INC.
/s/ Rosanne M. Dolan	By: /s/ Timothy P. Sullivan Name: Timothy P. Sullivan Title: Assistant Treasurer

Attest:	THE BANK OF NEW YORK
/s/ Antoinette T. Meek	By: /s/ Annette Hogan Name: Annette Hogan Title: Assistant VP

                                                                                                                                                             NON-PROFILE

___________________________________________________________________________________________

STOCK TRANSFER AGENCY AGREEMENT

between

___________________________________________________

ABERDEEN GLOBAL INCOME FUND, INC.

and

THE BANK OF NEW YORK

Dated as of ______________________, 20__

ACCOUNT NUMBER(S) ___________________________

______________________________________________________________________________________________